ARMOUR RESIDENTIAL REIT, INC. PROVIDES PRELIMINARY FINANCIAL ESTIMATES
VERO BEACH, Florida – October 12, 2022 – ARMOUR Residential REIT, Inc. (NYSE: ARR and ARR-PRC) (“ARMOUR” or the “Company”) today announced preliminary estimated financial information as of September 30, 2022 and for the three-month period then ended.

ARMOUR’s Q3 2022 Preliminary Estimates
•Book value per common share at September 30, 2022 was between $5.79 and $5.83 compared to $7.25 per common share at June 30, 2022.
•Securities portfolio included approximately $7.4 billion of agency mortgage-backed securities ("Agency MBS") (net of short to-be-announced ("TBA") securities positions) and U.S. Treasury securities.
•Debt to equity ratio (based on repurchase agreements divided by total stockholders' equity) was approximately 8.8 to 1. Leverage, net of short TBA securities positions, was approximately 7.7 to 1 at September 30, 2022. For comparison, debt to equity ratio was 6.9 to 1 (based on repurchase agreements divided by total stockholders’ equity) and leverage, including net long TBA securities positions, was 7.6 to 1 at June 30, 2022.
•Liquidity position consisted of cash and unencumbered Agency MBS of approximately $469 million, as of September 30, 2022.
•Monthly cash dividends totaled $0.30 per common share for the third quarter. Estimated distributable earnings (a non-GAAP measure) for the quarter exceeded that amount per share. Our final report of distributable earnings for the third quarter 2022, when available, will include a reconciliation of distributable earnings to the most directly comparable GAAP measure.
•Per share amounts at September 30, 2022 are based on approximately 132,590,000 common shares issued and outstanding on that date. During the quarter ended September 30, 2022, the Company issued approximately 22,733,043 common shares for average net proceeds of $7.36 per share under its "at the market" offering program and repurchased approximately 780,000 common shares at an average net cost of $4.96 under its stock repurchase program.

The Company’s financial reporting closing procedures for the three-month period ended September 30, 2022 are still in process and, as a result, the Company’s preliminary estimates of the financial information above is based on information currently available to management, including a number of assumptions. Also, these estimates are not comprehensive statements of the Company’s financial position and results as of and for the quarter ended September 30, 2022. The Company’s actual financial position and results as of and for the quarter ended September 30, 2022 may differ materially from these estimates. Accordingly, investors should not place undue reliance on this preliminary information. These estimates are the responsibility of the Company’s management, and the Company undertakes no obligation to update this information prior to the filing of the Company’s next Form 10-Q. These estimates are unaudited and have not been reviewed by the Company’s independent public accountants.
Certain Tax Matters
ARMOUR has elected to be taxed as a real estate investment trust (“REIT”) for U.S. Federal income tax purposes. In order to maintain this tax status, ARMOUR is required to timely distribute substantially all of its ordinary REIT taxable income. Dividends paid in excess of current tax earnings and profits for the year will generally not be taxable to common stockholders. Actual dividends are determined at the discretion of the Company’s board of directors, which may consider additional factors including the Company’s results of operations, cash flows, financial condition and capital requirements as well as current market conditions, expected opportunities and other relevant factors.

About ARMOUR Residential REIT, Inc.
ARMOUR invests primarily in fixed rate residential, adjustable rate and hybrid adjustable rate residential mortgage-backed securities issued or guaranteed by U.S. Government-sponsored enterprises or guaranteed by the
-MORE-

ARR Provides Preliminary Financial Estimates

October 12, 2022

Government National Mortgage Association. ARMOUR is externally managed and advised by ARMOUR Capital Management LP, an investment advisor registered with the Securities and Exchange Commission (“SEC”).
Additional Information and Where to Find It
Investors, security holders and other interested persons may find additional information regarding the Company at the SEC’s internet site at www.sec.gov, or the Company website at www.armourreit.com, or by directing requests to: ARMOUR Residential REIT, Inc., 3001 Ocean Drive, Suite 201, Vero Beach, Florida 32963, Attention: Investor Relations.
Investor Contact:
James R. Mountain
Chief Financial Officer
ARMOUR Residential REIT, Inc.
(772) 617-4340
- END -